UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of Earliest Event Reported): January 10, 2006

Quanta Capital Holdings Ltd.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-50885

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification No.)

1 Victoria Street,
Fourth Floor
Hamilton HM 11
Bermuda
(Address of Principal Executive Offices, Including Zip Code)

441-294-6350
(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

As disclosed in its Form 10-Q for the quarter ended September 30, 2005, Quanta Capital Holdings Ltd. (the "Company") reported estimated losses of $7.5 million during the nine months ended September 30, 2005 related to damage caused by an oil pipeline in California which ruptured during a landslide in the first quarter of 2005. These damages are covered by an insurance contract issued by our environmental liability product line. Based on additional information recently received from its insured, the Company has increased its estimated gross and net loss expenses in the fourth quarter of 2005 in the additional amounts of approximately $8.3 million and $4.9 million related to this pipeline rupture. The increase in the net loss estimate is due to incurrence of additional remediation costs at the site and is based on a specific remediation plan over an estimated period of time. The reported net losses related to this pipeline rupture remain an estimate and the actual amount of the loss may vary significantly from the estimate, for example, if the plan or its estimated time to completion changes ultimate costs could change materially.

In addition, the Company has recently settled an industry loss warranty reinsurance contract which resulted in the receipt of approximately $3.0 million in additional recovery for losses incurred in the quarter ended September 30, 2005 with respect to hurricane Rita. This reinsurance recovery will be recognized in the fourth quarter of 2005. The Company's reported estimated losses for hurricanes Rita, Katrina and Wilma continue to be estimates which are subject to a high level of uncertainty due to the unprecedented nature of the catastrophes, complex coverage and regulatory issues and the unknown impact of such losses to its reinsurers. As a result, actual losses from these hurricanes may differ significantly from estimated losses.

The above discussions are summaries of certain transactions that occurred during the Company's fourth quarter of 2005, do not purport to be a reflection of all the transactions impacting the Company's financial condition and results of operations during the fourth quarter of 2005 that may be reflected in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and the amounts that are included in this report have not been audited by the Company's auditors. Additionally, the amounts reflected above are estimates and are subject to adjustment following further ongoing analysis by the Company.

Signatures

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

QUANTA CAPITAL HOLDINGS LTD.

Date: January 10, 2006	By: /s/ Robert Lippincott III Robert Lippincott III Interim Chief Executive Officer